EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Third Quarter 2011 Results
Houston, Texas - November 7, 2011 - For the three and nine months ended September 30, 2011, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported a net loss of $14.5 million and $23.6 million, respectively, compared with a net loss of $7.0 million and net income of $110.2 million for the same periods in 2010, respectively. For the nine months ended September 30, 2011, affiliate revenues decreased $115.9 million primarily as a result of the assignment of the terminal use agreement (“TUA”) from Cheniere Marketing, LLC (“Cheniere Marketing”) to Cheniere Energy Investments, LLC (“Cheniere Investments”), our wholly owned subsidiary, which required us to eliminate for consolidated reporting purposes the TUA revenues under this contract to Sabine Pass LNG, L.P. (“Sabine Pass”), our wholly owned subsidiary. The assignment is not expected to have an impact on distributable cash flows available for common unitholders.
Overview of Significant 2011 Events

•
In January 2011, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction") and Sabine Pass LNG, our wholly owned subsidiaries, submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal;

•
In May 2011, Sabine Liquefaction received an order from the U.S. Department of Energy ("DOE") with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as LNG to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible;

•
In September 2011, we sold 3,000,000 common units in an underwritten public offering and 1,072,131 common units to Cheniere Common Units Holding, LLC, ("Cheniere Common Units Holding") for net proceeds of approximately $60 million, which we intend to use for general business purposes, including development costs of the expansion project to add liquefaction capacity at the Sabine Pass LNG terminal; and

•
In October 2011, Sabine Liquefaction entered into its first liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with BG Gulf Coast, LLC (“BG”) under which BG has agreed to purchase approximately 3.5 million tonnes per annum (“mtpa”) of LNG for twenty years, with an extension option of up to an additional ten years.

2011 Results

Cheniere Partners reported income from operations of $29.5 million and $107.6 million for the three and nine months ended September 30, 2011, respectively, compared to income from operations of $36.4 million and $240.1 million for the comparable periods in 2010.
Total revenues for the three and nine months ended September 30, 2011, were $64.9 million and $213.0 million, respectively, compared to total revenues of $66.6 million and $327.2 million for the comparable periods in 2010. Total revenues primarily include capacity payments received from customers in accordance with their TUAs and incremental revenues from tug services and re-export fees. Revenues from affiliates for the nine months ended September 30, 2011, decreased by $115.9 million when compared to the comparable period in 2010 due to the assignment of Cheniere Marketing's TUA to Cheniere Investments, partially offset by revenues from the variable capacity rights agreement ("VCRA") with Cheniere Marketing.
Total operating costs and expenses for the three and nine months ended September 30, 2011, were $35.4 million and $105.4 million, respectively, compared to $30.2 million and $87.1 million for the comparable periods in 2010. Development expense (including affiliate) increased $5.3 million and $23.8 million for the three and nine months ended September 30, 2011, respectively, compared to the comparable periods in 2010, primarily due to expenses related to the proposed liquefaction project. Operating and maintenance expenses (including affiliate) decreased $4.7 million for the nine months ended September 30, 2011, compared to the comparable period in 2010, primarily due to decreased fuel costs as a result of efficiencies in our LNG inventory management.

Liquefaction Project

We continue to make progress on our project to add liquefaction services at the Sabine Pass LNG terminal. The project is being designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 mtpa.
We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous LNG train.

We intend to enter into long-term contracts for at least 3.5 mtpa (approximately 0.5 Bcf/d) per LNG train, before reaching a final investment decision regarding the development of the LNG trains.

In October 2011, Sabine Liquefaction entered into its first LNG SPA with BG, under which BG has agreed to purchase approximately 3.5 mtpa of LNG. BG will pay Sabine Liquefaction a set charge for the full annual contract quantity of
182,500,000 MMBtu and will also pay a contract sales price based on the applicable Henry Hub index traded on the New
York Mercantile Exchange. The SPA is subject to certain conditions precedent, including but not limited to Sabine
Liquefaction’s receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct the liquefaction facilities.

We will continue to negotiate definitive agreements with additional potential customers and contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.

Summary Liquefaction Project Timeline

Milestone	Estimated Completion
DOE export authorization	Received
Enter into definitive agreements	2H2011
EPC contract	2H2011
Financing commitments	2H2011
FERC construction authorization	2012
Commence construction	2012
Commence operations	2015/2016

Distributions
For the quarters ended on and after June 30, 2010, Cheniere Partners paid the initial quarterly distribution of $0.425 to all common unitholders and 2% of the distributions to the general partner but did not make any distributions to the subordinated unitholders. Cash available for distributions to the common unitholders and the general partner is supported by payments made by Total and Chevron for their capacity under their TUAs.
The subordinated units will receive distributions only to the extent we have available cash above the minimum quarterly distributions required for our common unitholders and general partner along with certain reserves. Such available cash could be generated through new business development or fees received from Cheniere Marketing under the VCRA whereby Cheniere Marketing will pay Cheniere Investments 80% of the gross margin for each cargo it delivers to the Sabine Pass LNG terminal.

2011 Distributions
Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2011 will be $1.70 per unit. Cheniere Partners will pay a cash distribution per common unit of $0.425 to unitholders of record as of November 1, 2011, and the related general partner distribution on November 14, 2011.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The terminal has sendout capacity of 4.5 Bcf/d and storage capacity of 16.9 Bcfe. Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal. Additional information about Cheniere Partners may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal business and liquefaction project. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011 (2)	2010 (2)	2011 (2)	2010 (2)
Revenues
Revenues	$68,250	$65,945	$205,095	$198,776
Revenues—affiliate	1,238	672	12,452	128,382
Total revenues	64,907	66,617	212,966	327,158

Expenses
Operating and maintenance expense	6,288	5,865	15,878	20,107
Operating and maintenance expense—affiliate	2,612	3,017	8,723	9,167
Depreciation expense	10,766	10,538	32,245	31,661
Development expense	8,971	4,012	26,751	4,625
Development expense—affiliate	923	615	2,746	1,100
General and administrative expense	867	1,245	4,068	5,044
General and administrative expense—affiliate	4,957	4,951	14,973	15,366
Total expenses	35,384	30,243	105,384	87,070
Income from operations	29,523	36,374	107,582	240,088

Other income (expense)
Interest expense, net	(43,319)	(43,451)	(130,115)	(130,576)
Derivative gain (loss)	(716)	—	(1,164)	461
Other	33	100	140	246
Total other expense	(44,002)	(43,351)	(131,139)	(129,869)
Net income (loss)	$(14,479)	$(6,977)	$(23,557)	$110,219

Basic and diluted net income per common unit	$0.29	$0.31	$0.93	$1.28

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	27,408	26,416	26,867	26,416

	As of September 30,	As of December 31,
	2011 (3)	2010 (3)
Cash and cash equivalents	$94,498	$53,349
Restricted cash and cash equivalents	54,929	13,732
LNG inventory	1,343	1,212
LNG inventory—affiliate	3,230	—
Other current assets (4)	10,547	10,360
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,524,340	1,550,465
Debt issuance costs, net	18,726	22,004
Other assets	13,025	9,976
Total assets	$1,803,032	$1,743,492

Current liabilities (4)	$96,833	$52,134
Long-term debt, net of discount	2,191,244	2,187,724
Deferred revenue, including affiliate	38,766	39,313
Other liabilities (4)	321	329
Total partners' deficit	(524,132)	(536,008)
Total liabilities and partners' deficit	$1,803,032	$1,743,492

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended September 30, 2011, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and nine months ended September 30, 2011 and 2010.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke, 713-375-5100
Media: Diane Haggard, 713-375-5259